                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13 G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 1)


                         SOUTH STREET FINANCIAL CORP.
                     ------------------------------------
                               (Name of Issuer)


                          Common Stock, no par value
                   ----------------------------------------
                        (Title of Class of Securities)


                                  840468 10 2
                      -----------------------------------
                                 (CUSIP Number)


               January 28 - March 13, 1998/1/; February 24, 1998
        --------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

/1/ The Filer made several acquisitions during this time period, no single one of which was greater than 1% of the shares outstanding but taken together may be designated as material.


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[X]    Rule 13d-1(b)
[ ]    Rule 13d-1(c)
[ ]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 6 Pages

--------------------------------------------------------------------------------
  CUSIP No.  840468 10 2                                      Page 2 of 6 Pages
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only).

      Employee Stock Ownership Plan and Trust of Home Savings Bank at Albemarle, Inc., S.S.B.
      56-2004812
--------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

2                                                               (a) [_]

                                                                (b) [_]
--------------------------------------------------------------------------------
      SEC USE ONLY
 3

--------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      North Carolina
--------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                          506,738
      SHARES       -------------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY             21,430
                   -------------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                          506,738
      PERSON       -------------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

                          21,430
--------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      528,168
--------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (See Instructions)     [_]

--------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      21.14%
--------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      EP
--------------------------------------------------------------------------------

Item 1(a).     Name of Issuer:
---------      --------------

               South Street Financial Corp.


Item 1(b).     Address of Issuer's Principal Executive Offices:
---------      -----------------------------------------------

               155 West South Street
               Albemarle, North Carolina 28001


Item 2(a).     Name of Person Filing:
---------      ---------------------

               Employee Stock Ownership Plan and Trust of
               Home Savings Bank of Albemarle, Inc., S.S.B.


Item 2(b).     Address of Principal Business Office:
---------      ------------------------------------

               155 West South Street
               Albemarle, North Carolina 28001


Item 2(c).     Citizenship:
---------      -----------

               Not Applicable


Item 2(d).     Title of Class of Securities:
---------      ----------------------------

               Common Stock, no par value


Item 2(e).     CUSIP Number:
---------      ------------

               840468 10 5


Item 3.        If this statement is filed pursuant to (S)(S)240.13d-1(b) or
-------        ------------------------------------------------------------
               240.13d-2(b) or (c), check whether the person filing is a:
               ---------------------------------------------------------

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
          (b)  [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).
          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).


                               Page 3 of 6 Pages

          (e) [ ] An investment advisor in accordance with (S)240.13d-1(b)(1)(ii)(E);
          (f) [X] An employee benefit plan or endowment fund in accordance with (S)240.13d-1(b)(1)(ii)(F);
          (g) [ ] A parent holding company or control person in accordance with (S)240.13d-1(b)(1)(ii)(G);
          (h)  [ ]  A savings association as defined in Section 3(b) of the
                    Federal DepositInsurance Act (12 U.S.C. 1813);
          (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
          (j)  [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J).

          If this statement is filed pursuant to Rule 13d-1(e), check this box. [ ]



Item 4.   Ownership:
------    ---------

          (a)  Amount Beneficially Owned:     528,168 shares

          (b)  Percent of Class:  12.14%

          (c)  Number of shares as to which such person has:

               (i)    sole power to vote or to direct the vote:     506,738

               (ii)   shared power to vote or to direct the vote:     21,430

               (iii)  sole power to dispose or to direct the disposition of:
                      506,738

               (iv)   shared power to dispose or to direct the disposition of:
                      21,430


Item 5.   Ownership of Five Percent or Less of a Class:
------    --------------------------------------------

          Not applicable


Item 6.   Ownership of More Than Five Percent on Behalf of Another Person:
------    ---------------------------------------------------------------

          Not applicable


                               Page 4 of 6 Pages

Item 7.   Identification and Classification of the Subsidiary Which Acquired the
------    ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

          Not applicable

Item 8.   Identification and Classification of Members of the Group:
------    ---------------------------------------------------------

          Not applicable


Item 9.   Notice of Dissolution of Group:
------    ------------------------------

          Not applicable

Item 10.  Certification:
-------   -------------

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 14, 1998                     /s/Caldwell A. Holbrook, Jr.
                                            -----------------------------------
                                            Caldwell A. Holbrook, Jr., not
                                            individually but solely as trustee
                                            under that certain Home Savings Bank
                                            of Albemarle, Inc., S.S.B. Employee
                                            Stock Ownership Trust effective as
                                            of September 1, 1996 by and between
                                            the above signed and Home Savings
                                            Bank of Albemarle, Inc., S.S.B.

                               Page 5 of 6 Pages

                                            /s/Joel A. Honeycutt
                                            -----------------------------------
                                            Joel A. Honeycutt, not individually
                                            but solely as trustee under that
                                            certain Home Savings Bank of
                                            Albemarle, Inc., S.S.B. Employee
                                            Stock Ownership Trust effective as
                                            of September 1, 1996 by and between
                                            the above signed and Home Savings
                                            Bank of Albemarle, Inc., S.S.B.



                                            /s/Douglas Dwight Stokes
                                            -----------------------------------
                                            Douglas Dwight Stokes, not
                                            individually but solely as trustee
                                            under that certain Home Savings Bank
                                            of Albemarle, Inc., S.S.B. Employee
                                            Stock Ownership Trust effective as
                                            of September 1, 1996 by and between
                                            the above signed and Home Savings
                                            Bank of Albemarle, Inc., S.S.B.


                                            /s/Greg E. Underwood
                                            ------------------------------------
                                            Greg E. Underwood, not individually
                                            but solely as trustee under that
                                            certain Home Savings Bank of
                                            Albemarle, Inc., S.S.B. Employee
                                            Stock Ownership Trust effective as
                                            of September 1, 1996 by and between
                                            the above signed and Home Savings
                                            Bank of Albemarle, Inc., S.S.B.


                               Page 6 of 6 Pages